Exhibit 5.1
[LETTERHEAD]
6 November 2007
Weatherford International, Inc.
515 Post Oak Boulevard
Suite 600
Houston, Texas 77027
USA
Ladies and Gentlemen
Weatherford International Ltd. (the “Guarantor”)
We have acted as special legal counsel in Bermuda to the Guarantor in connection with the issue by Weatherford International, Inc., a Delaware corporation, (the “Issuer”), of an aggregate principal amount of up to $600,000,000 of its 5.95% Senior Notes due 2012 (the “2012 Exchange Notes”), an aggregate principal amount of up to $600,000,000 of the Issuer’s 6.35% Senior Notes due 2017 (the “2017 Exchange Notes”) and an aggregate principal amount of up to $300,000,000 of the Issuer’s 6.80% Senior Notes due 2037 (the “2037 Exchange Notes” and collectively with the 2012 Exchange Notes and the 2017 Exchange Notes, the “Exchange Notes”). The Exchange Notes are to be issued under an Indenture dated June 18, 2007, among the Issuer, the Guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated June 18, 2007 (collectively, the “Indenture”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuer in exchange for like principal amounts of the Issuer’s issued and outstanding 5.95% Senior Notes due 2012 (the “2012 Outstanding Notes”), 6.35% Senior Notes due 2017 (the “2017 Outstanding Notes”) and 6.80% Senior Notes due 2037 (the “2037 Outstanding Notes”, and collectively with the 2012 Outstanding Notes and the 2017 Outstanding Notes, the “Outstanding Notes”), respectively, as contemplated by the Registration Rights Agreement dated June 18, 2007 (the “Registration Rights Agreement”), by and between the Issuer, the Guarantor, and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and UBS Securities LLC, each acting on its own behalf and as a representative of the initial purchasers of the Outstanding Notes. The Outstanding Notes were guaranteed by the Guarantor on a senior, unsecured basis, pursuant to the Indenture and issued in the form of 8 (eight) global notes which will be exchanged in the Exchange Offer and are to be guaranteed (the “Guarantee”) by the Guarantor on a senior unsecured basis pursuant to Section 14 of the Indenture.

Weatherford International Inc.
6 November 2007

For the purposes of giving this opinion, we have examined electronic copies of the following documents:
(i)	the registration statement on Form S-4 of the Issuer, filed with the United States Securities and Exchange Commission (the “SEC”) to register the Exchange Notes (the “Registration Statement”); and

(ii)	the Indenture.
The documents listed in items (i) and (ii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
We have also reviewed the memorandum of association and the bye-laws of the Guarantor, each certified by the Assistant Secretary of the Guarantor on 12 October 2007, certified extracts from minutes of a meeting of its board of directors held on 30 May 2007 and minutes of a meeting of the Pricing Committee of its board of directors held on 13 June 2007 (collectively, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Guarantor, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Guarantor, and the physical delivery thereof by the Guarantor with an intention to be bound thereby, (e) that the Notes have been, and the Exchange Notes will be, duly authenticated by the Trustee in accordance with the terms of the transaction documents and will be delivered to the relevant parties against receipt of the Outstanding Notes, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (h) that the Guarantor is entering into the Documents pursuant to its business of acting as a holding company, (i) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (j) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (k) the validity and binding effect under the Foreign Laws of the submission by the Guarantor to the jurisdiction of any federal or state court located in the Borough of Manhattan in The City of New York (the “Foreign Courts”), (l) the validity and binding effect under the Foreign Laws of the appointment of CT Corporation Systems, New York, New York by the Guarantor as its agent for service of legal process in connection with proceedings in the Foreign Courts, (m) that pursuant to Section 14 of the Indenture the Exchange Notes are guaranteed by the Guarantor, and that the holders of the Exchange Notes are entitled to

Weatherford International Inc.
6 November 2007

the benefits of the Documents in accordance with the terms thereof, (n) that none of the parties to the Documents carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses, and (o) that at the time of and after entering into the Documents, the Guarantor is and will be able to pay its liabilities as they become due.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	The Guarantor has the necessary corporate power and authority to enter into and perform its obligations under the Guarantee. The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations under the Guarantee will not violate the memorandum of association or bye-laws of the Guarantor nor any applicable law, regulation, order or decree in Bermuda.

2.	The Guarantor has taken all corporate action required to authorise its execution and delivery of the Indenture and its performance of the Guarantee.
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC.
Yours faithfully
/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN